Exhibit 10.41

TENTH AMENDMENT TO
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN HOMES 4 RENT, L.P.

February 25, 2016

American Homes 4 Rent, L.P., a Delaware limited partnership (the “Partnership”), is governed by the Agreement of Limited Partnership of the Partnership, dated November 21, 2012, as amended by the First Amendment, dated as of December 31, 2012, the Second Amendment, dated as of February 28, 2013, the Amended & Restated Second Amendment, dated as of May 22, 2013, the Third Amendment, dated as of June 10, 2013, the Fourth Amendment, dated as of June 10, 2013, the Fifth Amendment, dated as of October 24, 2013, the Sixth Amendment, dated as of December 27, 2013, the Seventh Amendment, dated as of April 30, 2014, the Eight Amendment, dated as of September 19, 2014 and the Ninth Amendment, dated as of February 26, 2015 (collectively, the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.
WHEREAS, Section 10.3 of the Partnership Agreement designates the General Partner as the Tax Matters Partner for the Partnership and grants certain powers to the Tax Matters Partner.
WHEREAS, effective for tax returns filed by the Partnership for tax years beginning after December 31, 2017, the Bipartisan Budget Act of 2015 repeals the partnership audit provisions in Subchapter C of Chapter 63 of the Code and replaces those provision with new Sections 6221-6241 of the Code (the “2015 Budget Act Partnership Audit Rules”).
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to Sections 14.1.A and 14.1.D of the Partnership Agreement, the Partners hereby amend the Partnership Agreement as follows in order to conform to the changes made by the 2015 Budget Act Partnership Audit Rules.

1.	Sections 10.3 of the Partnership Agreement is hereby deleted and replaced in its entirety with the following:

Section 10.3    Tax Partner and Partnership Tax Audit Matters

A.General. The General Partner shall be the “tax partner” of the Partnership for federal, state and local income tax administrative or judicial proceedings (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as a “judicial review”) and is treated as the “tax matters partner” pursuant to Section 6231(a)(7) of the Code as in effect on November 1, 2015 (Subchapter C of Chapter 63 of the Code as in effect on November 1, 2015 referred to as the “Current Partnership Audit Rules”) and the “partnership representative” pursuant to Section 6223(a) of the Code as included in the Bipartisan Budget Act of 2015 (with the changes to Subchapter C of Chapter 63 of the Code as made by the Bipartisan Budget Act of 2015 referred to as the “2015 Budget Act Partnership Audit Rules”). The General Partner is authorized to conduct all tax audits and judicial reviews for the Partnership. So long as Section 6223(c)(3) of the Current Partnership Audit Rules is in effect, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.

B.Powers. The tax partner is authorized, but not required (and the Partners hereby consent to the tax partner taking the following actions):

(1)	to elect out of the 2015 Budget Act Partnership Audit Rules, if available;

(2)
to enter into any settlement with the IRS with respect to any tax audit or judicial review for the adjustment of Partnership items required to be taken into account by a Partner or the Partnership for income tax purposes, and in the settlement agreement the tax partner may expressly state that such agreement shall bind the Partnership and all Partners, except that so long as the Current Partnership Audit Rules are in effect, such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations under the Current Partnership Audit Rules) files a statement with the IRS providing that the tax partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Current Partnership Audit Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Current Partnership Audit Rules);

(3)
to seek judicial review of any adjustment assessed by the IRS or any other tax authority, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(4)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(5)
to file a request for an administrative adjustment with the IRS or other tax authority at any time and, if any part of such request is not allowed by the IRS or other tax authority, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(6)
to enter into an agreement with the IRS or other tax authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;

(7)
to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding, to the extent permitted by applicable law or regulations, including, without limitation, the following actions to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

a.
electing to have the alternative method for the underpayment of taxes set forth in Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, apply to the Partnership and its current or former Partners; and

b.
for Partnership level assessments under Section 6225 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, determining apportionment of responsibility for payment among the current or former Partners, setting aside reserves from Available Cash of the Partnership, withholding of distributions of Available Cash to the Partners, and requiring current or former Partners to make cash payments to the Partnership for their share of the Partnership level assessments; and

(8)	to take any other action required or permitted by the Code and Regulations in connection with its role as tax partner.

The taking of any action and the incurring of any expense by the tax partner in connection with any such audit or proceeding referred to in clause (7) above, except to the extent required by law, is a matter in the sole and absolute discretion of the tax partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax partner in its capacity as such. In addition, the General Partner shall be entitled to indemnification set forth in Section 7.7 for any liability for tax imposed on the Partnership under the 2015 Budget Act Partnership Audit Rules that is collected from the General Partner.

The current and former Partners agree to provide the following information and documentation to the Partnership and the tax partner to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

(1)	information and documentation to determine and prove eligibility of the Partnership to elect out of the 2015 Budget Act Partnership Audit Rules;

(2)	information and documentation to reduce the Partnership level assessment consistent with Section 6225(c) of the Code, as included in the 2015 Budget Act Partnership Audit Rules; and

(3)	information and documentation to prove payment of the attributable liability under Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules.

In addition to the foregoing, and notwithstanding any other provision of this Agreement, including, without limitation, Section 14.1 of this Agreement, the General Partner is authorized (without any requirement of the consent or approval of any other Partners) to make all such amendments to this Section 10.3 as it shall determine, in its sole judgment, to be necessary, desirable or appropriate to implement the 2015 Budget Act Partnership Audit Rules and any regulations, procedures, rulings, notices, or other administrative interpretations thereof promulgated by the U.S. Treasury Department.

C.Reimbursement. The tax partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the tax partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

D.Survival. The obligations of each Partner under this Section 10.3 shall survive such Partner’s withdrawal from the Partnership, and each Partner agrees to execute such documentation requested by the Partnership at the time of such Partner’s withdrawal from the Partnership to acknowledge and confirm such Partner’s continuing obligations under this Section 10.3.

2.	Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Partners hereby ratify and confirm.

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IN WITNESS WHEREOF, the undersigned have executed this Tenth Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERICAN HOMES 4 RENT

By:    /s/ David P. Singelyn

Name:	David P. Singelyn
Title: Chief Executive Officer

LIMITED PARTNER:

AMERICAN HOMES 4 RENT, LLC

By:     /s/ John Corrigan

Name:	John Corrigan
Title: Chief Executive Officer